Exhibit 99.1
Press Release

Workhorse Group Reports Second Quarter 2026 Results
DETROIT, August 13, 2026 (GLOBE NEWSWIRE) -- Workhorse Group Inc. (NASDAQ: WKHS) ("Workhorse" or the "Company"), an American Industrial Technology company today reported financial results for the second quarter ended June 30, 2026 and provided an update on its recent announcement about a new product line.
“As we complete the final stages of merger integration, Workhorse is transforming from a pure-play manufacturer of electric commercial vehicles into a new, American industrial technology company built to serve critical commercial, government, defense, and infrastructure markets,” said Scott Griffith, CEO of Workhorse. “At the heart of this transformation is our foundational expertise in the design, engineering, testing, validation and manufacturing of industrial products. While traditionally this expertise has been applied to the commercial vehicle market, we believe we are positioned to leverage it for broader industrial applications, opening up access to additional large, high-growth markets.”
The Company has spent the first half of 2026 reducing costs to manufacture its flagship commercial electric vehicles through smart engineering, strategic supply chain use and the elimination of redundant operations and facilities. In addition, it has continued work on its lower-cost and more flexible next-generation platforms which the Company believes will enable the production of a wider variety of models that can meet the needs of a larger share of the medium-duty commercial truck segment.
“We believe the combination of our new enterprise sales strategy, the 2026 promotional pricing, and the strong TCO and on-road performance of our W56 step van product line is continuing to drive product enthusiasm and market interest,” said Griffith. “We have a growing backlog of firm orders and our sales pipeline has more than doubled since the start of 2026.”
In addition to the strategic efforts designed to grow market share in the commercial trucking market, the Company has announced its intent to leverage its expertise and manufacturing capabilities to enter a new market. In July, Workhorse announced its intent to manufacture a turnkey, compute-ready, mobile AI data center designed for the localized infrastructure needs of distributed AI deployments. The Company believes that this new line of business can leverage current capabilities and assets to offer a compelling value proposition to a high-growth market.
Second Quarter and Recent Strategic Highlights
•Merger Integration on Track: The Company continued integrating enterprise technology systems and reducing redundancies across facilities and personnel during the quarter. The Company continues to expect to exit 2026 at a $20 million annualized cost synergy run rate.
•Bill of Materials Cost Reduction Advancing: Engineering and design work on the Company's modular chassis program is progressing on schedule. Workhorse has begun discussions with new suppliers for key components expected to reduce vehicle costs and continues to work with existing suppliers on further cost reductions. These efforts, together with the Company's planned entry into the Class 5/6 cab-chassis segment, are designed to expand Workhorse's addressable market beyond its step van business and into a broader range of Class 5-6 truck types, including box trucks, representing a larger share of the $23 billion medium-duty truck market1. The modular chassis is the first step in a broader strategy to commonize hardware and software across all product lines, with production for the new chassis platform expected to begin in late 2027.
•Optimizing for Rapid Production Ramp: Workhorse increased production in the second quarter and continued building efficiencies across its supply chain and manufacturing processes. The Company expects to produce more fully electrified Class 5/6 chassis over the next five months than in any prior five-month period in its history. Driven by a new strategic enterprise sales approach, the total cost of ownership and performance advantages of with W56, and the Company's promotional pricing on the W56 step van, demand is building from both existing and new customers for deliveries in late 2026 and early 2027.
•Leadership Team Strengthened: In July, Workhorse announced the appointment of Jody Davis as Chief Financial Officer. Davis brings approximately 15 years of finance leadership across manufacturing, energy storage, aerospace, and technology companies, with a track record of closing large capital rounds and guiding development-stage businesses into full production. He has built the financial infrastructure that capital-intensive companies require as they move from development into commercialization -- precisely where Workhorse is in its journey.
•Entry into Mobile AI Data Center Market: In July, Workhorse announced its planned entry into the containerized mobile AI data center category, targeting an estimated $41 billion market by 20312. The Company believes its engineering competencies in power electronics, thermal management, ruggedized enclosures, mobile connectivity, vibration isolation, and embedded systems can translate directly to containerized platforms that must meet the operating demands of AI hardware in the field. The Company's go-to-market approach for this new product line is partnership-based, with Workhorse intending to serve as the design, engineering and manufacturing partner while strategic partners lead end-market development and manage customer relationships, an approach intended to reduce execution risk. The Company is targeting 2027 for commencement of initial production and commercial deliveries.
Second Quarter 2026 Financial Highlights
•Revenue: Sales, net of returns and allowances, for the second quarter of 2026 were $3.6 million, compared to $0.8 million in the second quarter of 2025 on a GAAP basis. On a pro forma combined basis, revenue for the second quarter of 2025 was $6.4 million. For the first half of 2026, revenue was $7.9 million, roughly in line with pro forma combined revenue of $8.2 million in the first half of 2025.
1 Represents annual forecast of vehicle registrations as of Q1 2026 Forecast per S&P Global Mobility for NTEA US Commercial Vehicle Market Report, multiplied by an assumed $100,000 value per ICE truck and $250,000 for electric truck.

2 Grand View Research, “Global Containerized Data Center Market Size & Outlook” https://www.grandviewresearch.com/horizon/outlook/containerized-data-center-market-size/global

•Vehicles Delivered: The Company delivered 26 vehicles during the second quarter of 2026, compared to 4 vehicles in the second quarter of 2025.
•Cost of Sales: Cost of sales for the second quarter of 2026 was $11.0 million, resulting in a gross loss of $7.5 million, consistent with the first quarter. The Company continues to expect gross margin to improve as production volumes at Union City scale and the cost benefits of the combined platform are realized.
•Operating Expenses: Total operating expenses for the second quarter of 2026 were $11.9 million. Selling, general and administrative expenses were $7.8 million, reflecting the costs of running the combined company, partly offset by merger-related synergies, including reductions in redundant headcount and other operating costs. Research and development expenses were $4.1 million, reflecting continued strategic investment in the Company's bill of materials cost reduction program and early-stage engineering work supporting the mobile AI data center product line.
•Operating Loss: Operating loss was $19.4 million in the second quarter of 2026, compared to $9.0 million in the second quarter of 2025.
•Net Loss: Net loss for the second quarter of 2026 was $20.2 million, or $1.86 per basic and diluted share, compared to a net loss of $12.8 million, or $1.38 per share, in the same period last year.
•Capital Position: As of June 30, 2026, the Company had $9.6 million in cash and cash equivalents, plus $0.7 million of restricted cash. During the first half of 2026, the Company drew $20.0 million under its Cash Flow Credit Agreement, bringing the outstanding balance to $30.0 million, and drew $18.3 million under its Customer Order Credit Agreement. Subsequent to quarter end, the Company amended its Cash Flow Credit Agreement to increase capacity and borrowed an additional $10 million to fund its operations.
Conference Call
Workhorse management will hold a conference call on Thursday, August 13, 2026, at 4:30 p.m. Eastern time to discuss these results and answer related questions.
A link to listen to the conference call webcast will be available on the Investor Relations section of Workhorse’s website.
The phone numbers to listen via telephone are (877)-407-0789 (U.S.) or (201)-689-8562 (international). A telephonic replay of the conference call will be available after 7 p.m. Eastern time on the same day through August 27, 2026.
Toll-free replay number: (844)-512-2921
International replay number: (412)-317-6671

Replay ID: 13761353
About Workhorse Group Inc.
Headquartered in the Detroit area with a commercial-scale manufacturing plant in Union City, Indiana, Workhorse (Nasdaq: WKHS) is an American engineering and manufacturing company specializing in electrification, high-voltage systems integration, mobility platforms, ruggedized mobile platform manufacturing, distributed energy systems, and deployable industrial infrastructure. We manufacture durable, reliable and high-performing vehicles and infrastructure for mission-critical applications deployed in the world’s most demanding operating environments. More information is available at www.workhorse.com.
Media Relations Contacts:
Workhorse
John Williams, Communications
+1-206-660-5503, john.williams@workhorse.com
ICR, Inc.
workhorse@icrinc.com
Investor Relations Contact:
ir@workhorse.com
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that are not historical facts, including statements regarding future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the Motiv/Workhorse merger, the anticipated impact of the Workhorse/Motiv merger on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the Workhorse/Motiv merger, Workhorse’s ability to achieve profitability, Workhorse’s sales integration and pipeline, Workhorse’s access to capital to fund operations and fulfill orders, Workhorse’s expected delivery of contracted vehicle orders, Workhorse’s product development plans, including chassis development, access to capital or operating results; Workhorse’s new product line, the market for containerized data centers and edge computing, the Company’s go-to-market approach, the expected date for initial production and delivery of the new mobile AI data center product line, the Company’s ability to leverage existing capabilities in developing the new product line, the potential for revenue from the new product line to enable the Company to continue its cost reduction efforts for its electric trucks and other statements regarding the Company's achievement of its priorities and its other plans, objectives, expectations, business strategies, future operations, financial performance, prospects, and other future events or developments and other statements regarding the company’s anticipated or planned operations, are forward-looking statements. Some of these statements may be identified by the use of the words “plans”, “expects” or “does not expect”, “estimated”, “is expected”, “budget”,

“scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, “targets”, “projects”, “contemplates”, “predicts”, “potential”, “continue”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “should”, “might”, “will” or “will be taken”, “occur” or “be achieved”.
Forward-looking statements are based on management's current expectations, assumptions, and estimates as of the date of this press release and are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ include, among others, Workhorse’s ability to design and develop the new product line; additional costs that may be incurred in connection with the development of the product line; Workhorse’s ability to reach a commercial partnership for the development and sale of the new product line; the potential for distraction resulting from Workhorse’s efforts to develop the new product line; risks related to the development of the mobile AI computing market; our ability to raise capital to fund our operations and to maintain access to our current debt facilities; our ability to achieve the expected synergies and/or efficiencies from our operations and as a result of the Motiv/Workhorse merger; our ability to reduce the cost to build our vehicles; our ability to deliver vehicles as contracted; our ability to further develop and bring to market new products as planned, including the mobile AI data center platform, chassis and cab development; the risk that the price of our securities may be volatile due to a variety of factors; changes in laws, regulations, technologies, the global supply chain, and macro-economic and social environments affecting our business, including demand for electric trucks and our cost of production; our status as a controlled company; and our ability to maintain compliance with Nasdaq rules and otherwise maintain our listing of securities on Nasdaq.
Additional information on these and other factors that may cause actual results and Workhorse’s performance to differ materially is included in Workhorse’s periodic reports filed with the SEC, including, but not limited to, Workhorse’s Annual Report on Form 10-K for the year ended December 31, 2025, including those factors described under the heading “Risk Factors” therein, and Workhorse’s subsequent periodic reports. Copies of Workhorse’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Workhorse. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and Workhorse undertakes no obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
* Note on Financial Statement Presentation
On December 15, 2025, we completed our merger with Motiv. While the legal acquirer in the merger was Workhorse, for financial accounting and reporting purposes under U.S. GAAP, Motiv was the accounting acquirer, and the Merger was accounted for as a reverse acquisition. Accordingly, the consolidated assets, liabilities and results of operations of Motiv became the historical consolidated financial statements of the consolidated company, and Workhorse's assets, liabilities and results of operations were consolidated with those of Motiv beginning on December 15, 2025. As a result, comparative second quarter 2025 financial information reflects only Motiv and is not directly comparable to the combined company results for the second quarter of 2026.

Workhorse Group Inc.
Condensed Consolidated Balance Sheets

(in thousands, except share amounts)	(Unaudited) June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$9,629	$12,240
Restricted cash	680	680
Accounts receivable, less allowance for credit losses of $168 and $435 as of June 30, 2026 and December 31, 2025, respectively	2,280	3,889
Inventory, net	38,175	39,065
Prepaid expenses and other current assets	5,724	3,948
Total current assets	56,488	59,822
Property, plant and equipment, net	19,547	22,470
Goodwill	3,226	3,130
Intangible assets, net	9,904	10,182
Operating lease right-of-use assets, net	20,373	21,872
Other assets	604	416
Total Assets	$110,142	$117,892
Liabilities
Current liabilities:
Accounts payable	$13,928	$16,301
Accrued liabilities and other current liabilities	7,027	8,063
Deferred revenue	1,003	1,615
Warranty liability - current portion	2,768	3,183
Operating lease liability - current portion	1,312	3,616
Stock rights liability	—	6,074
Customer order credit agreement - related party	18,250	—
Total current liabilities	44,288	38,852
Operating lease liability - long-term	20,652	18,777
Cash flow credit agreement - related party	30,000	10,000
Convertible notes at fair value - related party	5,915	5,429
Warranty liability - long-term	2,109	1,792
Total Liabilities	102,964	74,850
Commitments and contingencies
Stockholders’ Equity:
Series A preferred stock, par value of $0.001 per share, 75,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, par value $0.001 per share, 36,000,000 shares authorized, 10,893,417 and 9,699,858 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	11	10
Additional paid-in capital	366,243	362,055
Accumulated deficit	(359,076)	(319,023)
Total stockholders’ equity	7,178	43,042
Total Liabilities and Stockholders’ Equity	$110,142	$117,892

Workhorse Group Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Sales, net of returns and allowances	$3,562	$750	$7,891	$1,896
Cost of sales	11,034	2,109	22,845	4,334
Gross loss	(7,472)	(1,359)	(14,954)	(2,438)
Operating expenses:
Selling, general and administrative	7,840	4,469	17,385	8,809
Research and development	4,108	3,197	8,177	6,857
Total operating expenses	11,948	7,666	25,562	15,666
Loss from operations	(19,420)	(9,025)	(40,516)	(18,104)
Interest expense, net	(800)	(3,819)	(1,154)	(7,395)
Change in fair value of convertible note	(132)	—	(277)	—
Change in fair value of stock rights	182	—	1,885	—
Other expense	(1)	(3)	$(25)	(4)
Loss before benefit for income taxes	(20,171)	(12,847)	(40,087)	(25,503)
Benefit for income taxes	—	—	34	—
Net loss	$(20,171)	$(12,847)	$(40,053)	$(25,503)

Net loss per share of common stock
Basic and Diluted	$(1.86)	$(1.38)	$(3.84)	$(2.73)

Weighted-average shares used in computing net loss per share of common stock
Basic and Diluted	10,854	9,332	10,436	9,331

Workhorse Group Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities:
Net loss	$(40,053)	$(25,503)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,649	395
Provision for allowance for credit losses	(70)	—
Provision for excess and obsolete inventory	(348)	—
Non-cash lease expense	1,498	431
Warranty provision	3,134	778
Stock-based compensation	—	212
Non-cash interest expense and change in fair value of convertible notes	486	—
Non-cash change in fair value of stock rights	(6,074)	—
Non-cash conversion of stock rights	4,189	—
Loss on disposal of assets	23	—
Effects of changes in operating assets and liabilities:
Accounts receivable	1,489	(1,750)
Inventory, net	1,238	(4,389)
Prepaid expenses and other current assets	(1,775)	44
Accounts payable	(2,317)	169
Accrued liabilities and other current liabilities	(5,231)	8,323
Operating lease liability	(429)	(424)
Net cash used in operating activities	(40,591)	(21,714)

Cash flows from investing activities:
Capital expenditures	(270)	(270)
Net cash used in investing activities	(270)	(270)

Cash flows from financing activities:
Proceeds from secured promissory note - related party	—	18,000
Proceeds from Cash Flow Credit Agreement - related party	20,000	—
Proceeds from Customer Order Credit Agreement - related party	18,250	—
Net cash provided by financing activities	38,250	18,000

Change in cash and cash equivalents and restricted cash	(2,611)	(3,984)
Cash and cash equivalents and restricted cash, beginning of the period	12,920	6,629
Cash and cash equivalents and restricted cash, end of the period	$10,309	$2,645

Workhorse Group, Inc.
Unaudited Pro Forma Revenue

The table below reflects the combined revenue of Workhorse and Motiv for the three months and six months ended June 30, 2025 as if the merger had occurred at the beginning of the period presented. The unaudited pro forma revenue presented is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the merger was completed at the beginning of the period presented or of the future operating results of the combined company. A reconciliation of pro forma revenue is provided below.

(in thousands)	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025
Sales, net of returns and allowances, as reported	$750	$1,896
Pre-Merger Workhorse sales, net of returns and allowances	5,670	6,310
Pro forma combined revenue	$6,420	$8,206